EXHIBIT 10.1

THIRD AMENDMENT TO LEASE
(2215 and 2225 Lawson Lane)

THIS THIRD AMENDMENT TO LEASE (this “Third Amendment”) is dated for reference purposes only as of April 16, 2018 by and between SI 55, LLC, a California limited liability company (“Landlord”) and ServiceNow, Inc., a Delaware corporation (“Tenant”). Landlord and Tenant may each be referred to in this Third Amendment individually as a “Party”, and collectively as the “Parties.”

RECITALS

A.Landlord and Tenant are the landlord and tenant, respectively, under that certain lease dated as of December 12, 2014 (the “Original Lease”) for certain premises located at 2215 and 2225 Lawson Lane , Santa Clara, California, and more particularly described in the Original Lease (the “Premises”). The Original Lease was amended by an Amendment to Lease between Landlord and Tenant dated for reference purposes as of June 19, 2015 (the “First Amendment”) and a Second Amendment to Lease between Landlord and Tenant dated for reference purposes as of November 5, 2015 (the “Second Amendment”). The Original Lease, as amended by the First Amendment and Second Amendment, is referred to in this Third Amendment as the “Existing Lease”.

B.Pursuant to Section 19.E of the Original Lease (titled “Right of First Negotiation to Lease Additional Space”), Tenant had rights of first negotiation for the lease of additional space in the First Expansion Building and Second Expansion Building, as more particularly described in the Original Lease. Tenant’s rights under Section 19.E of the Original Lease (titled “Right of First Negotiation to Lease Additional Space”) terminated on September 30, 2016 and are not subject to revival. Concurrently with the termination of Tenant’s rights under Section 19.E of the Original Lease (titled “Right of First Negotiation to Lease Additional Space”), Tenant’s rights under Section 19.G of the Original Lease (titled “Right of First Refusal to Lease Second Expansion Building”) also terminated and are not subject to revival.

C.Pursuant to Section 19.F of the Original Lease (titled “Right of First Refusal to Lease Expansion Building Space”), Tenant has a right of first refusal to lease space in the First Expansion Building and Second Expansion Building, on the terms and conditions set forth in the Original Lease. Concurrently with this Third Amendment, in lieu of Tenant’s rights under Section 19.F of the Original Lease (titled “Right of First Refusal to Lease Expansion Building Space”), Landlord and Tenant are entering into a lease for space in the First Expansion Building to be constructed on the Phase 2 Land (the “First Expansion Building Lease”) and a lease for space in the Second Expansion Building to be constructed on the Phase 2 Land (the “Second Expansion Building Lease”), the addresses for which will be confirmed when City approvals and building permits are obtained for such buildings. The First Expansion Building Lease and Second Expansion Building Lease are collectively referred to in this Third Amendment as the “Expansion Building Leases”, or individually as an “Expansion Building Lease”.

D.Landlord and Tenant desire to amend the Existing Lease on the terms and conditions set forth in this Third Amendment.

NOW, THEREFORE, Landlord and Tenant, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, agree as follows:

1.Definitions. All capitalized terms not otherwise defined in this Third Amendment shall have the meanings assigned to such terms in the Existing Lease.

2.Third Amendment Effective Date; Termination of Third Amendment. This Third Amendment shall become effective when this Third Amendment, the First Expansion Building Lease and the Second Expansion Building Lease have all been signed by Landlord and Tenant (the date of full execution of all of such documents being the “Third Amendment Effective Date”). If the First Expansion Building Lease terminates before the Phase 2 Construction Start Date (defined in Section 3(a) of this Third Amendment) occurs, then this Third Amendment shall terminate concurrently with the termination of the First Expansion Building Lease and be of no further force or effect except for Section 5 of this Third Amendment (titled “Expansion Building Leases”) and except for Section 16 of this Third Amendment (titled “Brokers”), which Sections 5 and 16 shall survive the termination of this Third Amendment. If Tenant terminates the First Expansion Building Lease in accordance with the terms and conditions of the First Expansion Building Lease because permits for the Building Shell (as defined in the First Expansion Building Lease) and Premises Site Improvements (as defined in the First Expansion Building Lease) (not including the Bridgeways, however) have not been issued by all governmental authorities having jurisdiction by end of day on March 1, 2019, then this Third Amendment shall terminate concurrently with the termination of the First Expansion Building Lease and be of no further force or effect except for Section 5 of this Third Amendment (titled “Expansion Building Leases”) and except for Section 16 of this Third Amendment (titled “Brokers”), which Sections 5 and 16 shall survive the termination of this Third Amendment.

3.Lease Term; Base Monthly Rent For Extension Periods; Free Base Monthly Rent.

(a)Extension Relating to First Expansion Building Lease. The Expiration Date under the Existing Lease is currently August 31, 2027. On the date that Landlord begins any construction work on the Phase 2 Land pursuant to the First Expansion Building Lease pursuant to any building permit issued after the Third Amendment Effective Date by a governmental authority for the Building Shell (as defined in the First Expansion Building Lease) or Premises Site Improvements (as defined in the First Expansion Building Lease) (such date being the “Phase 2 Construction Start Date”), the Expiration Date shall be extended for a period of seven and one half (7.5) years (as may be adjusted pursuant to this Section 3(a) and Section 3(b) of this Third Amendment below, the “Extension Term”) to February 28, 2035, subject to adjustment as described in the next sentence. At such time as the original expiration date under the First Expansion Building Lease (not taking into account any options to extend) is determined, if the Expiration Date is not coterminous with the original expiration date of First Expansion Building Lease (not taking into account any options to extend), then the Expiration Date shall be adjusted to be coterminous with the original expiration date under the First Expansion Building Lease (not taking into account any options to extend), which could result in the Expiration Date being earlier or later than the Expiration Date prior to such adjustment. Once the original expiration date under the First Expansion Building Lease has been determined, the Parties shall promptly thereafter confirm in writing the adjusted Expiration Date for the Existing Lease. If, after the Phase 2 Construction Start Date, the First Expansion Building Lease terminates before the original expiration date of the First Expansion Building Lease has been determined, the Expiration Date shall not be adjusted to be coterminous with the First Expansion Building Lease, and shall remain February 28, 2035.

(b)Extension Relating to Second Expansion Building Lease. Once the expiration date under the Second Expansion Building Lease has been determined, if such expiration date extends beyond the then existing Expiration Date, then the Expiration Date shall be further extended to be coterminous with the original expiration date under the Second Expansion Building Lease (not taking into account any options to extend). Once the expiration date under the Second Expansion Building Lease has been determined, the Parties shall promptly thereafter confirm in writing the new Expiration Date. If the Second Expansion Building Lease terminates before the original expiration date of the Second Expansion Building Lease has been determined, the Expiration Date shall not be extended pursuant to this Section 3(b).

(c)Base Monthly Rent During Extension Period. If the Expiration Date is extended to February 28, 2035 pursuant to Section 3(a) of this Third Amendment above, then Base Monthly Rent payable for each month of such seven and one half (7.5) year period shall be the following:

Period	Base Monthly Rent
September 1, 2027 - August 31, 2028	One Million Two Hundred Twenty Six Thousand Two Hundred Thirteen Dollars and Fifty Cents ($1,226,213.50)
September 1, 2028 - August 31, 2029	One Million Two Hundred Sixty Two Thousand Nine Hundred Ninety Nine Dollars and Ninety Cents ($1,262,999.90)
September 1, 2029 - August 31, 2030	One Million Three Hundred Thousand Eight Hundred Eighty Nine Dollars and Ninety Cents ($1,300,889.90)
September 1, 2030 - August 31, 2031	One Million Three Hundred Thirty Nine Thousand Nine Hundred Sixteen Dollars and Sixty Cents ($1,339,916.60)
September 1, 2031 - August 31, 2032	One Million Three Hundred Eighty Thousand One Hundred Fourteen Dollars and Nine Cents ($1,380,114.09)
September 1, 2032 - August 31, 2033	One Million Four Hundred Twenty One Thousand Five Hundred Seventeen Dollars and Fifty Two Cents ($1,421,517.52)
September 1, 2033 - August 31, 2034	One Million Four Hundred Sixty Four Thousand One Hundred Sixty Three Dollars and Four Cents ($1,464,163.04)
September 1, 2034 - February 28, 2035	One Million Five Hundred Eight Thousand Eighty Seven Dollars and Ninety Three Cents ($1,508,087.93)

If the Lease Term is extended beyond February 28, 2035 to be conterminous with the original expiration date under the First Expansion Building Lease pursuant to Section 3(a) of this Third Amendment above, Base Monthly Rent shall continue to be One Million Five Hundred Eight Thousand Eighty Seven Dollars and Ninety Three Cents ($1,508,087.93) per month, to be increased commencing on September 1, 2035 and each September 1 thereafter during the period of such extension to one hundred three percent (103%) of the Base Monthly Rent in effect immediately before such increase (without regard to temporary abatements then in effect). If the Lease Term is extended to be coterminous with the original expiration date under the Second Expansion Building Lease pursuant to Section 3(b) of this Third Amendment above, Base Monthly Rent shall increase commencing on each September 1 during the period of such extension to one hundred three percent (103%) of the Base Monthly Rent in effect immediately before such increase (without regard to temporary abatements then in effect). Once a new Expiration Date pursuant to Section 3(a) or 3(b) of this Third Amendment has been determined, the Parties shall promptly thereafter confirm in writing the Base Monthly Rent amount for each month of such extension that is beyond February 28, 2035. Base Monthly Rent during any Option Terms shall continue to be the Fair Market Rental pursuant to Section 19 of the Original Lease.

(d)Free Base Monthly Rent Following Phase 2 Construction Start Date. Notwithstanding the foregoing, in addition to any other rent abatement described in this Third Amendment, Landlord agrees to provide Tenant with an abatement following the Phase 2 Construction Start Date of the Base Monthly Rent due for each of the first five (5) full January months for which Base Monthly Rent is due thereafter. For example only, if the Phase 2 Construction Start Date occurs at any time during calendar year 2021, then Base Monthly Rent shall abate pursuant to this Section 3(d) for the months of January 2022, 2023, 2024, 2025 and 2026.

(e)Additional Base Monthly Rent Abatement. In addition to any other rent abatement hereunder, following the Phase 2 Construction Start Date, Tenant shall receive an additional abatement of Base Monthly Rent (the “Additional Base Monthly Rent Abatement”) equal to the sum of (a) One Hundred Twenty Seven Thousand Five Hundred Dollars ($127,500.00) plus (b) the product of thirty five percent (35%) multiplied by (A) the product of (1) the number of years of the Extension Term (prorated for partial years), multiplied by (2) the rentable square feet of the Premises, multiplied by (3) One Dollars and Twenty Five Cents ($1.25), minus (B) Five Hundred Thousand Dollars ($500,000). For example, if the Extension Term is seven and one half (7.5) years and the rentable square footage of the Premises at the time the abatement applies is three hundred twenty eight thousand eight hundred sixty seven (328,867), then the Additional Base Monthly Rent Abatement shall initially be One Million Thirty One Thousand Five Hundred Ninety Five Dollars ($1,031,595.00) (i.e., $127,500 + (35% x ($3,083,128.13 - $500,000.00))). The initial Additional Base Monthly Rent Abatement shall be based on an assumed Extension Term equal to seven and one half (7.5) years, and shall be applied to the Base Monthly Rent due for the first full February following the first full January that rent is abated pursuant to Section 3(d) of this Third Amendment above and each calendar month thereafter during the Lease Term until fully applied. If the Extension Term is adjusted to be co-terminus with the lease term for the First Expansion Building Lease as described in Section 3(a) of this Third Amendment above, then when the adjustment to the Extension Term is finally determined, the Additional Base Monthly Rent Abatement shall be recalculated at that time, and the Parties shall promptly confirm in writing the recalculated Additional Base Monthly Abatement due hereunder. If pursuant to Section 3(a) of this Third Amendment above the Extension Term is reduced to be co-terminus with the lease term for the First Expansion Building Lease, and the amount of Additional Base Monthly Rent Abatement already received by Tenant is more than the actual amount determined pursuant to the sentence immediately above, then such excess amount shall be paid by Tenant to Landlord not later than ten (10) business days after the recalculated amount has been determined. If pursuant to Section 3(a) of this Third Amendment above the Extension

Term is extended to be co-terminus with the lease term for the First Expansion Building Lease, and the amount of Additional Base Monthly Rent Abatement already received by Tenant is less than the actual amount determined pursuant to this Section 3(e) above, then any additional Base Monthly Rent Abatement due to Tenant shall be applied to Base Monthly Rent next coming due under the Lease until exhausted. If the Extension Term is further extended to be co-terminus with the lease term for the Second Expansion Building Lease as described in Section 3(b) of this Third Amendment above, then when such extension to the Extension Term is finally determined, the Additional Base Monthly Rent Abatement shall be recalculated at that time, the Parties shall promptly confirm in writing the recalculated Additional Base Monthly Abatement due hereunder, and any additional Base Monthly Rent Abatement due to Tenant shall be applied to Base Monthly Rent next coming due under the Lease until exhausted.

4.Additional Option to Extend. Pursuant to Section 19.A of the Original Lease, Tenant has two (2) Options to extend the Lease Term, each Option Term to be for a period of sixty (60) months. Commencing on the Phase 2 Construction Start Date, Tenant is granted one additional option to extend the Lease Term (which additional option shall also constitute an “Option” under the Existing Lease as modified by this Third Amendment), the term of such extension to also be for a period of sixty (60) months (which option term shall also constitute an “Option Term” under the Existing Lease as modified by this Third Amendment), on all of the terms and conditions set forth in the Original Lease relating to the Options, as modified by this Section 4 below. Commencing on the Phase 2 Construction Start Date, notwithstanding Section 19.A of the Original Lease (titled “Grant and Exercise of Option”) to the contrary, concurrent exercise of a corresponding option to extend the lease term under an Additional Lease for a building located on the Phase 2 Land shall not be requirement for the exercise of an Option; however, in order to exercise an Option to extend, Tenant must also exercise the corresponding option to extend in all Additional Leases of space in the buildings located in Phase 1, if any such Additional Leases exist.

5.Expansion Building Leases. Each Expansion Building Lease shall constitute an Additional Lease under the Existing Lease as modified by this Third Amendment. From and after the Third Amendment Effective Date, Section 19.F of the Original Lease (titled “Right of First Refusal to Lease Expansion Building Space”) shall terminate and be of no further force or effect. This Section 5 shall survive the termination of this Third Amendment.

6.Bridgeways. As part of Landlord’s efforts to obtain all of the entitlements and permits required for the construction of the First Expansion Building pursuant to the First Expansion Building Lease, Landlord will seek to obtain approval of above-grade bridgeways between the Buildings with an extension over Lawson Lane to the planned roof deck to be located on the amenities extension portion of the First Expansion Building as more particularly described in the First Expansion Building Lease (the “Bridgeways”). Tenant acknowledges that there is no assurance that all City, County and other governmental approvals necessary for the construction of the Bridgeways can or will be obtained. In no event shall Landlord have any liability to Tenant under the Existing Lease, as amended by this Third Amendment, if the Bridgeways are not constructed for any reason, including without limitation failure of Landlord and Tenant to agree upon any matters relating to the Bridgeways pursuant to the First Expansion Building Lease or failure to obtain all required governmental approvals; however, if such agreement is reached and such approvals are obtained, Tenant consents under this Lease to the construction of the Bridgeways in accordance with the terms and conditions of the First Expansion Building Lease. If the Bridgeways are constructed by Landlord, Tenant shall be solely responsible for cleaning, maintaining in good condition and repair, and repairing when necessary the Bridgeways, at Tenant’s sole cost and expense, except for punch list items and deficiencies covered by the general contractor’s one (1) year warranty for the Bridgeways described in the First Expansion Building Lease, and except as provided below. Tenant acknowledges and agrees that if at any time Tenant is not a tenant of any of the buildings served by any portion of the Bridgeways, Landlord shall have the right (but not the obligation) to block access over the Bridgeways to the buildings or space not leased by Tenant, in any manner reasonably desired by Landlord so long as Landlord does not block Tenant’s access between the buildings served by the Bridgeways which are still leased by Tenant, and in such event, in addition to Landlord’s obligations set forth in this Section below, Landlord shall be responsible for cleaning, maintaining in good condition, order and repair, and repairing when necessary, that portion of the Bridgeways as to which Landlord has blocked Tenant’s access, at no cost to Tenant (other than Tenant’s Allocable Share of the cost of cleaning of exterior glass (if any), insurance costs and deductibles relating to the Bridgeways and utility costs relating to the Bridgeways, all of which shall be included as part of Reimbursable Operating Costs, or as provided in this Section 6 below). Tenant shall not have the right to make alterations to the Bridgeways, except as TRCs (defined in the First Expansion Building Lease) pursuant to the First Expansion Building Lease. During any period when Tenant leases all of the rentable square footage of the Buildings, all of the rentable square footage of one (1) Phase 2 building, plus any square footage in the other Phase 2 building, Tenant shall have the right to install signage on the Bridgeways, subject to all applicable Laws, Landlord’s prior written approval (Landlord’s approval not to be unreasonably withheld, conditioned or delayed), and the other provision of this Lease relating to signage.

Notwithstanding this Section 6 above, Landlord at its sole cost and expense, shall maintain in good condition, order, and repair, and replace as and when necessary, the structural components of the Bridgeways, if the Bridgeways are constructed, subject to Section 16 of the Original Lease as amended by this Third Amendment, except that the cost to repair any damage caused by Tenant or Tenant’s Agents shall be paid for by Tenant to the extent the cost of repair is not fully paid to Landlord from available insurance proceeds. The All Risk or equivalent insurance which Landlord is required to obtain for the Building pursuant to the Existing Lease shall also include the Bridgeways (if constructed). Landlord’s insurance costs and deductibles for the Bridgeways shall be included in Reimbursable Operating Costs. During any period when Tenant leases all of the space located in the Project buildings served by the Bridgeways, Tenant shall also arrange for and pay directly to the providing utility all utilities supplied to the Bridgeways. During any period that Tenant does not lease all of the space located in the Project buildings served by the Bridgeways, Landlord shall arrange for and pay to the providing utility all utilities supplied to the Bridgeways, the cost of which shall be included in Reimbursable Operating Costs and as to which Tenant shall pay Tenant’s Allocable Share.

7.Late Charge. Commencing on the Phase 2 Construction Start Date, the late charge payable by Tenant pursuant to Section 4.C of the Original Lease (titled “Late Charge”) shall be reduced from five percent (5%) to four percent (4%).

8.Non-Structural Alterations. Commencing on the Phase 2 Construction Start Date, in the second to last sentence of Section 8.A of the Original Lease, the phrase “(i) such Alterations do not exceed Five Hundred Thousand Dollars ($500,000) aggregate in a calendar year,” shall be revised to read as follows: “(i) such Alterations do not exceed Five Hundred Thousand Dollars ($500,000) aggregate per contract, and do not exceed Three Million Dollars ($3,000,000) aggregate in a calendar year,”.

9.Damage and Destruction. Commencing on the Phase 2 Construction Start Date, the first sentence of Section 16.A of the Original Lease (titled “Landlord’s Obligation to Restore”) shall be amended so that immediately after the words “In the event of damage or destruction of the Premises” the following words are added “, or the Bridgeways if they are constructed,”. In no event shall Landlord have any liability to Tenant, and in no event shall Tenant be entitled to any rent reduction or abatement or have the right to terminate this Lease if repair or reconstruction of the Bridgeways following casualty is not allowed by any governmental authority having jurisdiction. Commencing on the Phase 2 Construction Start Date, the first sentence of Section 16.B of the Original Lease (titled “Limitations on Landlord’s Restoration Obligation”) shall be amended so that immediately after the words “Notwithstanding the provisions of Section 16.A above, Landlord shall have no obligation to repair or restore a Building in which any portion of the Premises is located” the following words are added “(or any portion of the Bridgeways, if they are constructed)”. Commencing on the Phase 2 Construction Start Date, the sixth sentence of Section 16.B (titled “Limitations on Landlord’s Restoration Obligation”), which begins “Tenant shall also have the right to terminate this Lease in the event either (1) Landlord estimates the repairs cannot be made” shall be amended by adding at the end of this sentence “; provided however that Tenant’s termination right pursuant to this sentence shall not apply with respect to the Bridgeways”. In no event shall Landlord have the obligation to restore any portion of the Bridgeways serving a Project building if such Project building is no longer leased by Tenant.

10.Failure to Surrender. Commencing on the Phase 2 Construction Start Date, notwithstanding the third sentence of Section 7.B of the Original Lease (titled “Failure to Surrender”) to the contrary, the Base Monthly Rent payable each month during such hold over with Landlord’s consent shall be one hundred twenty five percent (125%) of the Base Monthly Rent for the month preceding the Expiration Date or termination of the Existing Lease as modified by this Third Amendment (whichever occurs earlier) (without regard to temporary abatements then in effect) for the first ninety (90) days of hold over, and one hundred fifty percent (150%) of the Base Monthly Rent for the month preceding the Expiration Date or termination of the Existing Lease as modified by this Third Amendment (whichever occurs earlier) (without regard to temporary abatements then in effect) starting on the ninety first (91st) day of holdover. Commencing on the Phase 2 Construction Start Date, if Tenant surrenders the Premises at expiration or sooner termination of this Lease, but the Premises is not in the condition required by this Lease, Tenant shall not be required to pay one hundred and fifty percent (150%) of Base Monthly Rent as described in Section 7.B of the Original Lease with respect to failure to surrender the Premises in the condition required by the Lease a period not to exceed thirty (30) days immediately after the expiration or sooner termination of this Lease, and instead of such increased Base Monthly Rent shall pay Base Monthly Rent in the amount applicable immediately before such surrender (without regard to temporary abatements then in effect), if and only if (i) the cost to perform the work to render the Premises in the required condition is less than Two Hundred Fifty Thousand ($250,000), (ii) Tenant shall not be relieved of its obligation to perform the work necessary to render the Premises in the required condition, and (iii) such work is unrelated to any Hazardous Materials condition. Notwithstanding that Tenant may be relieved of the obligation to pay increased Base Monthly Rent during the thirty (30) day period described in the immediately prior sentence, following the surrender of the Premises to Landlord pursuant to the immediately prior sentence, Tenant shall not be relieved of any other liability to Landlord resulting from such default, and no notice or cure period shall apply with respect thereto

11.First Opportunity to Purchase. All of the provisions of this Section 11, except for the provision relating to any subordination, nondisturbance or attornment agreement or any priority agreement, shall become effective commencing on the Phase 2 Construction Start Date and shall be of no force or effect before the Phase 2 Construction Start Date. The provision relating to any subordination, nondisturbance or attornment agreement or any priority agreement in this Section 11 shall become effective upon the Third Amendment Effective Date. Commencing on the Phase 2 Construction Start Date, if Landlord elects to sell or convey the all or any portion of the fee interest in a Building and separate legal parcel upon which it is situated and the other improvements located on such separate legal parcel (collectively, the “Building Site”) whether alone or together with other portions of the Project (such interest in the Building Site and other portions of the Project proposed for sale or other conveyance being the “Offered Property”) to a Third Party (defined below) during the then remaining Lease Term (but not any holdover period), then Landlord shall, prior to offering the Offered Property to a Third Party, provide Tenant with written notice of its desire to sell, and the economic terms under which Landlord desires to sell the Offered Property to Tenant (which for purposes of this Section 11 means and is limited to the purchase price, and closing costs and prorations) (the “Sale Notice”). As used in this Lease, a “Third Party” means a third party that is not a Sobrato Affiliate (defined below) and not a Landlord Affiliate (defined below). Provided that at the time of delivery of the Sale Notice to Tenant, Tenant is not in default of its obligations under this Lease beyond any applicable notice and cure period expressly set forth in this Lease, and Tenant leases all of the rentable square footage of the Building, then Tenant shall have thirty (30) days after receipt of the Sale Notice in which to accept or reject Landlord’s offer in writing. Tenant shall have no rights under this Section 11 during any period when Tenant is in default of its obligations under this Lease beyond any applicable notice and cure period expressly set forth in this Lease and Tenant does not lease all of the rentable square footage of the Building. If Tenant fails to deliver written notice of the acceptance of Landlord’s offer (an “Acceptance Notice”) to Landlord within the required thirty (30) day period, Tenant shall be deemed to have rejected Landlord’s offer. If Tenant delivers an Acceptance Notice to Landlord within the required thirty (30) day period, Landlord and Tenant shall, in good faith, attempt to reach agreement on the terms and conditions of a mutually acceptable purchase agreement consistent with the Sale Notice within thirty (30) days after delivery of the Acceptance Notice to Landlord, each determined in its sole and absolute discretion. If (x) Landlord and Tenant are unable to reach agreement on a mutually acceptable purchase agreement within such thirty (30) day period (each determined in its sole and absolute discretion), or (y) Tenant fails to deliver an Acceptance Notice to Landlord within the required thirty (30) day period described in this Section 11 above, then Landlord shall have the right to sell or convey the Offered Property to anyone, free and clear of Tenant’s rights under this Section 11 at not less than ninety five percent (95%) of the economic terms offered to Tenant, free and clear of the rights of Tenant under this Section 11, provided that the agreement for such sale or conveyance of the Offered Property is entered into by Landlord with a prospective transferee not later than two hundred seventy (270) days after the Sale Notice with respect to such sale or conveyance was delivered to Tenant, and upon sale or conveyance of the Offered Property to such prospective transferee (or its assignee) pursuant to such agreement (as the same may thereafter be amended provided that the sale is at not less than ninety five percent (95%) of the economic terms offered to Tenant), this Section 11 shall terminate as to the Offered Property and shall not be subject to revival. If Landlord desires to enter into an agreement for the sale or conveyance of the Offered Property on economic terms that are less than ninety five percent (95%) of the economic terms offered to Tenant, then Landlord must offer Tenant the opportunity to purchase the Offered Property at the more favorable economic terms in accordance with the terms and conditions of this Section 11 before entering into an agreement on such more favorable economic terms with a Third Party. In addition, if Landlord does not enter into a purchase agreement for the sale or conveyance of the Offered Property to a prospective transferee within the two hundred seventy (270) day period described in this paragraph above, or if all purchase agreements entered into by Landlord with a prospective transferee during the two hundred seventy (270) day period described in this paragraph above terminate without transfer of the Offered Property having occurred, then Landlord must offer Tenant the opportunity to purchase the Offered Property in accordance with the terms and conditions of this Section 11 before entering into an agreement after such two hundred seventy (270) day period with a Third Party for the sale or conveyance of the Offered Property to such Third Party, provided that the portion of the Offered Property which Landlord desires to sell includes the Building Site. In addition, if Landlord and Tenant enter into a purchase agreement for the Building Site, but that agreement terminates for any reason other than Landlord’s default thereunder, then this Section 11 shall terminate and shall not be subject to revival.

Notwithstanding the foregoing, this Section 11 and Tenant’s rights under this Section 11 shall automatically terminate (i) upon the expiration or sooner termination of the Lease (not taking into consideration any holdover period), or (ii) in the event of a foreclosure, deed in lieu of foreclosure transaction or other involuntary transfer of Landlord’s interest in all or any portion of the Project, including without limitation as the result of any condemnation proceeding, and shall not be binding upon any Holder or anyone taking title by foreclosure or deed in lieu of foreclosure. Tenant agrees that any subordination, nondisturbance or attornment agreement or any priority agreement pursuant to Section 20.T of the Original Lease (titled “Subordination”) shall confirm that Tenant’s rights under this Section 11 shall not be binding upon the Holder or anyone taking title to the Premises by foreclosure or deed in lieu of foreclosure, and that such rights terminate and are not subject to revival upon and foreclosure or deed in lieu of foreclosure. Further, this Section 11 and Tenant’s rights under this Section 11 shall not apply to sales or other transfers of all or any portion of the Project or interest therein to (i) John A. Sobrato, John Michael Sobrato or any other Sobrato family member or their respective spouses (John A. Sobrato, John Michael Sobrato and other Sobrato family members, and their respective spouses, being the “Sobrato Family Members”), or (ii) any entity or entities directly or indirectly owned or controlled by, or under the common control with any of the Sobrato Family Members, or (iii) any trust established, in whole or in part, for the benefit of any of the Sobrato Family Members, or (iv) The Sobrato Family Foundation, The Sobrato Foundation, The Real Estate Trust at Silicon Valley Community Foundation, or any charitable organization of which a Sobrato Family Member or other person or entity described in (ii) or (iii) of this sentence above has a right to direct or vote to direct the disposition of funds or assets, including without limitation a donor advised fund or a support organization at a community foundation (each of the persons and entities described in (i), (ii), (iii) and (iv) of this sentence being individually a “Sobrato Affiliate”), or (v) any Landlord Affiliate. As used in this Lease “Landlord Affiliate” means any person or entity directly or indirectly owning or owned by, controlling or controlled by, or under common control with Landlord; except that if Landlord or such other person described in this sentence above is a publicly traded company, a Landlord Affiliate shall not include any person or entity solely by reason of such person or entity having an ownership interest in such publicly traded company. In addition, this Section 11 shall not apply to any sale or other transfer of any portion of the Project which does not include the Building Site as part of such sale or transfer. From and after the Phase 2 Construction Start Date, Landlord shall be free to sell or transfer any portion of the Project, provided the sale or transfer does not include the Building Site, free and clear of Tenant’s rights under this Section 11. Prior to the Phase 2 Construction Start Date Landlord shall be free to sell or transfer any portion of the Project free and clear of Tenant’s rights under this Section 11.

Subject to this paragraph below, all purchase rights described in this Section 11, are personal and granted solely to (i) ServiceNow, a Delaware corporation (“ServiceNow”) so long as ServiceNow is the tenant under this Lease, and a (ii) Permitted Assignee so long as the Permitted Assignee is the tenant under this Lease, are not exercisable by any other person or entity whether or not a Transfer has occurred except to the extent Landlord consents to permit exercise of any such right by any assignee or subtenant in Landlord’s sole and absolute discretion. Notwithstanding the foregoing, to the extent any other lease for space in the Project grants the right to purchase the Building Site (whether alone or in combination with any other portion of the Project) (the right to purchase the Building Site under this Lease or any such other lease being “Competing Purchase Rights”), then the following shall apply: (i) So long as ServiceNow is the tenant under this Lease or any other lease granting Competing Purchase

Rights at the time that such Competing Purchase Rights are exercisable, only ServiceNow shall have the right to exercise the Competing Purchase Rights under its applicable leases and the Competing Purchase Rights granted to Permitted Assignees shall be of no force or effect; and (ii) If ServiceNow is no longer the tenant under this Lease and the other leases granting Competing Purchase Rights at the time that such Competing Purchase Rights are exercisable, only the Permitted Assignee under the lease containing Competing Purchase Rights which has the earliest lease term commencement date shall have the right to exercise the Competing Purchase Rights under such lease having the earliest commencement date, and the Competing Purchase Rights under all other leases shall be of no force or effect. In no event shall more than one (1) tenant have rights with respect to any lease offer or sale notice triggering a Competing Leasing Right or Competing Purchase Right.

Tenant’s purchase rights in this Lease shall terminate upon the expiration or sooner termination of this Lease and shall not apply during any holdover period.

12.Construction Related Accessibility Standards. In accordance with California Civil Code Section 1938, Landlord hereby notifies Tenant that, except to the extent known by or previously disclosed to Tenant, as of the Third Amendment Effective Date Landlord has no actual knowledge of the Premises having been inspected by a Certified Access Specialist (CASp). The following notice is also hereby inserted pursuant to California Civil Code Section 1938(e): “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.” The notice set forth in the prior sentence is not intended to modify Landlord’s or Tenant’s respective obligations expressly set forth in the Existing Lease as modified by this Third Amendment. As used in the Existing Lease and this Third Amendment, a “Certified Access Specialist” or “CASp” means any person who has been certified by the State of California as such pursuant to applicable California law (including without limitation Section 4459.5 of the California Government Code).

The terms and conditions set forth in this Section 12 below shall become effective commencing on the Phase 2 Construction Start Date and shall be of no force or effect before the Phase 2 Construction Start Date. Notwithstanding this Section 12 above or anything to the contrary contained in the Existing Lease, Landlord and Tenant hereby agree and acknowledge that, if Tenant desires to obtain a CASp inspection, it shall be limited to an inspection of the Premises, and in addition:

(a)Tenant shall provide Landlord with not less than ten (10) business days prior written notice of its desire to conduct such CASp inspection (“Tenant’s CASp Inspection”), identifying the date that such inspection will occur, and identifying the CASp that will conduct the inspection and providing evidence reasonably satisfactory to Landlord that the CASp is licensed and certified as a Certified Access Specialist in accordance with applicable Laws. Landlord shall have the right to, among other things, have one (1) or more Landlord representatives present during such inspection. Subject to the foregoing, Tenant shall coordinate Tenant’s CASp Inspection with Landlord before the inspection is conducted.

(b)Tenant shall (x) provide Landlord with a copy of any and all findings, reports and/or other materials provided by the CASp performing Tenant’s CASp Inspection (collectively, “Tenant’s CASp Report”) not later than two (2) business days following Tenant’s receipt thereof, (y) at all times maintain (and cause to be maintained) Tenant’s CASp Report and its findings (and any and all other materials related thereto) confidential and (z) pay for Tenant’s CASp Inspection and Tenant’s CASp Report prior to delinquency at Tenant’s sole cost and expense. If Tenant receives a disability access inspection certificate, as described in subdivision (e) of California Civil Code Section 55.53, in connection with or following Tenant’s CASp Inspection, then Tenant shall cause such certificate to be provided to Landlord not later than two (2) business days after received by Tenant.

(c) If Tenant’s CASp Report identifies any violation(s) of applicable construction-related accessibility standards (“CASp Violation(s)”), then not later than two (2) business days after Tenant’s receipt of Tenant’s CASp Report, Tenant shall provide written notice to Landlord of any and all such CASp Violation(s). In such event, but only to the extent such violations are not the direct result of the Building Shell or Premises Site Improvements not having been originally constructed in accordance with Laws in effect and applicable to the Building Shell or Premises Site Improvements, as applicable, as of such original construction, Tenant shall, at Tenant’s sole cost and expense, perform, or cause to be performed, all repairs, modifications and/or other work necessary to correct such CASp Violation(s) (such repairs, modifications and/or other work being collectively referred to herein as “Tenant’s CASp Work”, and Tenant’s CASp Work also constituting Alterations (defined in Section 8.A of the Original Lease) under the Existing Lease as modified by this Third Amendment); provided however, that to the extent such CASp Violation(s) are the direct result of the Building Shell or Premises Site Improvements not having been constructed in accordance with Laws in effect and applicable to the Building Shell or Premises Site Improvements when the Building Shell or Premises Site Improvements were originally constructed, Landlord shall, at Landlord’s sole cost and expense perform, or cause to be performed, all repairs, modifications and/or other work necessary to correct such CASp Violation(s). Tenant shall work diligently to prepare all plans and specifications required for Tenant’s CASp Work, to obtain Landlord’s approval of Tenant’s CASp Work and to obtain all permits required for Tenant’s CASp Work, and to thereafter commence (or cause the commencement of) Tenant’s CASp Work in accordance with the terms and conditions set forth in the Existing Lease, as modified by this Third Amendment, relating to Tenant’s Alterations. Tenant shall diligently prosecute (or cause to be diligently prosecuted) to completion all of Tenant’s CASp Work in a lien free, good and workmanlike manner, and, promptly following completion, obtain and deliver to Landlord an updated CASp Report (“Tenant’s Updated CASp Report”) showing that the Premises then comply with all applicable construction-related accessibility standards. Any and all costs and expenses associated with Tenant’s CASp Work and/or Tenant’s Updated CASp Report shall be at Tenant’s sole cost and expense. The preceding to the contrary notwithstanding, if Tenant’s CASp Report identifies any CASp Violation(s), Landlord may, at Landlord’s option, perform, or cause to be performed by any of Landlord’s agents, employees, contractors or consultants, the Tenant’s CASp Work necessary to correct such CASp Violation(s) at Tenant’s expense, the entire cost of which shall be paid by Tenant to Landlord not later than thirty
(30) days following Tenant’s receipt of a written invoice from Landlord.

Without limiting the generality of the foregoing, Tenant hereby agrees and acknowledges that Tenant assumes all risk of, and agrees that Landlord shall not be liable for, any and all loss, cost, damage, expense and liability (including, without limitation, court costs and reasonable attorneys’ fees) sustained as a result of the Premises not having been inspected by a CASp. To the fullest extent permitted by law, Tenant hereby (A) waives and disclaims any objection to, cause of action based upon, or claim that its obligations hereunder should be reduced or limited as a result of, the lack of any CASp inspection of the Premises, and (B) agrees and acknowledges that the lack of such inspection shall in no event diminish or reduce Tenant’s obligations under the Existing Lease as modified by this Third Amendment.

13.Reimbursable Operating Costs. Commencing on the Phase 2 Construction Start Date, the following shall be added at the end of Section 9.D of the Original Lease (titled “Reimbursable Operating Costs”): If a bill for real property taxes and assessments is received by Landlord not later than five (5) years after the expiration or termination of the Lease Term (including without limitation a supplemental tax bill), but is applicable to any tax year within the Lease Term, Tenant shall pay Tenant’s Allocable Share of such taxes and assessments not later than thirty (30) days after Tenant’s receipt of notice of the amount due from Landlord, which obligation shall survive expiration or sooner termination of the Lease Term.

14.Parking. Commencing on the Phase 2 Construction Start Date, the third and fourth sentences in the second paragraph of Section 2 of the Original Lease (titled “PREMISES”), which reads “Tenant shall not have the right to use any parking spaces located within Phase 2 (defined below) except during any period when Tenant leases rentable space in the buildings located within Phase 2 from time to time (in which event Tenant shall be entitled to its allocable share of such parking based on relative building square footage within Phase 2) or otherwise as set forth in this Lease. During any period when Tenant does not lease all of the rentable space in the buildings located within Phase 2 from time to time, no tenant in Phase 2 shall have the right to use any parking spaces located within Phase 1.” Shall be deleted in their entirety.

15.Default. Commencing on the Phase 2 Construction Start Date, at the end of the first paragraph in Section 14.A of the Original Lease (titled “Events of Default”), the language which reads “, or (viii) a material default by the tenant under any Additional Lease (defined in Section 19.A below), beyond any applicable cure period expressly set forth in such Additional Lease, without the necessity for additional notice or cure under this Lease, provided that if a notice and cure period is granted under such Additional Lease the notice of breach or default delivered to the tenant under such Additional Lease states or is accompanied by a separate notice which states that failure to cure within the applicable cure period under the Additional Lease will be a default under this Lease” shall be deleted in its entirety. In addition, commencing on the Phase 2 Construction Start Date, the word “or” shall be hereby inserted immediately before the first item (viii) in the first paragraph in Section
14.A of the Original Lease (which reads “(viii) the attachment, execution or other judicial seizure of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where such seizure is not discharged within thirty (30) days”).

16.Brokers. Landlord and Tenant each represents to the other it has not dealt with any real estate broker, agent or finder with respect to this Third Amendment that would be entitled to a commission or other payment in connection with this Third Amendment, other than Colliers International (“Tenant’s Broker”), representing Tenant. Landlord agrees to pay a commission to Tenant’s Broker in connection with this Third Amendment, pursuant to a separate written agreement between Landlord and Tenant’s Broker. This Section 16 shall survive the termination of this Third Amendment.

17.Authority. Tenant hereby represents and warrants that (a) Tenant is a Delaware corporation in good standing under the laws of the State of Delaware and authorized to do business in California, (b) Tenant has full power and authority to enter into this Third Amendment and to perform all Tenant’s obligations under the Existing Lease, as amended by this Third Amendment, and (c) the person signing this Third Amendment on behalf of Tenant is duly and validly authorized to do so and that such person’s signature alone is sufficient to bind Tenant to this Third Amendment. Landlord hereby covenants and warrants that (x) Landlord is a California limited liability company in good standing under the laws of the State of California, (y) Landlord has full power and authority to enter into this Third Amendment and to perform Landlord’s obligations under the Existing Lease, as amended by this Third Amendment and (z) the person signing this Third Amendment on behalf of Landlord is duly and validly authorized to do so and that such person’s signature alone is sufficient to bind Landlord to this Third Amendment.

18.Effect of Third Amendment. Except as otherwise revised by this Third Amendment, all terms and conditions of the Existing Lease shall remain unchanged and in full force and effect. To the extent of any conflict between the terms of this Third Amendment and the terms of the Existing Lease, the terms of this Third Amendment shall control. This Third Amendment may be executed in counterparts, each of which shall be deemed an original, and together shall constitute one and the same document. Signatures to this Third Amendment created by the signer by electronic means and/or transmitted by email, telecopy or other electronic means shall be treated as original signatures and shall be valid and effective to bind the Party so signing. The caption and section headings of this Third Amendment are inserted for convenience of reference only and shall in no way define, describe or limit the scope or intent of this Third Amendment or any of its provisions. This Third Amendment shall be binding upon and inure to the benefit of the Parties hereto and, their successors and assigns (subject to the terms and conditions of the Existing Lease relating to assignment, subletting or other transfers); shall be governed by and construed in accordance with the laws of the State of California applicable to agreements made and to be wholly performed within said State; and may not be modified or amended in any manner other than by a written agreement signed by both Parties. If any term or provision of this Third Amendment or the application thereof to any persons or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Third Amendment or the application of such term or provision to persons or circumstances other than those as to which it is invalid or enforceable shall not be affected thereby, and, except to the extent invalid or unenforceable as described in this sentence above, this Third Amendment shall remain valid and enforceable to the fullest extent permitted by law. This Third Amendment constitutes the final and complete expression of the Parties’ agreements with respect to the subject matter of this Third Amendment, and any prior negotiations or transmittals with respect to the subject matter of this Third Amendment shall be of no force or effect. Landlord and Tenant agree and acknowledge that this Third Amendment has been freely negotiated by both Parties; and that in any controversy, dispute, or contest over the meaning, interpretation, validity, or enforceability of this Third Amendment or any of its terms or conditions, there shall be no inference, presumption, or conclusion drawn whatsoever against either Party by virtue of that Party having drafted this Third Amendment or any portion thereof.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Third Amendment to be duly executed and delivered in their name and on their behalf as of the dates set forth below.

LANDLORD:

SI 55, LLC,
a California limited liability company
By: Sobrato Interests 3,
a California limited partnership
Its: Sole Member
By: Sobrato Development Companies, LLC,
a California limited liability company
Its: General Partner
By: /s/ Johh Michael Sobrato
John Michael Sobrato
Its:: Manager
Dated: May 3, 2018

TENANT:

ServiceNow, Inc., a Delaware corporation

By: /s/ Robert Teed
Robert Teed
Its: Vice President, Real Estate
Dated: May 1, 2018

By: /s/ Michael Scarpelli
Michael Scarpelli
Its: CFO
Dated: May 1, 2018